Exhibit 99.1

News Release

Date	Jan. 29, 2004
For Release	Upon Receipt
Contact	Media:	Financial Community:
	John Laudenslager	Quynh McGuire
	412-232-6848	412-393-1259

DUQUESNE LIGHT HOLDINGS REPORTS 2003 YEAR-END RESULTS

PITTSBURGH – Duquesne Light Holdings (NYSE: DQE) today reported 2003 earnings available for common stock were $175.5 million, or $2.34 per share, compared to a loss of $215.2 million, or $3.28 per share, for 2002. The average shares outstanding increased 9.4 million, or 14.3 percent, primarily due to a common stock offering in June 2002. The loss in 2002 included an after-tax charge of $113.7 million, or $1.73 per share, from the cumulative effect of a change in accounting principle.

Continuing Operations

Earnings from continuing operations in 2003 were $92.8 million, or $1.24 per share. This is compared to 2002 earnings of $26.1 million, or $0.40 per share, before the cumulative effect of a change in accounting principle, mentioned earlier. As reported by subsidiary, the overall net increase was due primarily to the following factors.

•	Duquesne Light reported earnings of $66.4 million for the year 2003, compared to $72.1 million in 2002. Its supply business, which reflects a margin paid by customers as part of the extended provider-of-last-resort (POLR II) arrangement, experienced an increase in earnings of $5.8 million from the prior year. In 2003, residential and small commercial customers who had not selected an alternative generation supplier received electricity under the POLR II service for the entire year. Offsetting this was an after-tax charge of $2.9 million recorded in the fourth quarter 2003 related to unused office space, as well as $5.6 million of lower earnings in the electricity delivery business from the weather impact compared to prior year results.

•	DQE Financial reported earnings of $33.2 million for the year 2003, compared to a loss of $8 million in 2002. An after-tax gain of $7 million related to the sale of its investment in a natural gas operating partnership was recognized in the first quarter of 2003. In addition, earnings from DQE Financial increased $34.2 million, primarily as a result of impairment charges recorded in 2002, higher prices from its processed landfill gas sales and lower depreciation and amortization expense in 2003. Prior year results included after-tax impairment charges of $19.7 million related to the Fresh Kills landfill gas site and $10.1 million related to a waste-to-energy facility.

•	DQE Energy Services reported earnings of $20.3 million for the year 2003, compared to $17.1 million in 2002. Earnings increased $3.2 million, primarily due to additional profits from a new synthetic-fuel facility management contract entered into during the fourth quarter of 2002.

•	DQE Communications reported earnings of $0.8 million for the year 2003, compared to a loss of $4.3 million in 2002. DQE Communications recorded an after-tax charge related to a customer receivable of $3.5 million in 2002. There were no similar charges during 2003.

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In addition, an after-tax impairment charge of $1 million related to energy-technology investments was recognized in 2003, as compared to an after-tax impairment charge of $18.1 million in the prior year.

Discontinued Operations

Included in the 2003 results was income from discontinued operations of $82.7 million, or $1.10 per share, compared to a loss of $127.6 million, or $1.95 per share, for the prior-year period. The 2003 results included the recognition of approximately $67 million of tax benefits related to the capital loss associated with the sale of AquaSource, a water- and wastewater-management subsidiary. In addition, 2003 results included an after-tax gain of $11.5 million relating to the increase in the fair value of AquaSource’s investor-owned utilities. The sale of AquaSource’s investor-owned utilities was completed in July 2003.

The 2002 loss from discontinued operations included the results of both AquaSource and Pro Am, a propane distribution business that was sold in December 2002. Also included in the 2002 results were the after-tax charge of $100.9 million relating to an impairment of the long-lived assets of AquaSource and the after-tax loss of $21.2 million on the sale of Pro Am.

Fourth Quarter Results

Earnings available for common stock of $81.4 million, or $1.08 per share, were reported for the fourth quarter of 2003, as compared to a loss of $47.7 million, or $0.64 per share, for the same period in 2002.

Continuing Operations

Earnings from continuing operations were $14.2 million, or $0.19 per share, for fourth quarter 2003, compared to a loss of $22.3 million, or $0.30 per share, for the same period in 2002. The increase in fourth-quarter 2003 earnings from continuing operations from the prior year was primarily due to the absence of impairment charges in 2003. During the fourth quarter of 2002, after-tax impairment charges of $29.8 million were recorded at DQE Financial, as previously discussed. In addition, $7.2 million of the $18.1 million after-tax impairment charges related to energy-technology investments were recognized during the fourth quarter of 2002.

Discontinued Operations

Included in the fourth-quarter 2003 results was income from discontinued operations of $67.2 million, or $0.89 per share, compared to a loss of $25.4 million, or $0.34 per share, in the fourth quarter of 2002. The fourth-quarter 2003 results included the tax benefit related to the AquaSource sale, described earlier. The 2002 loss from discontinued operations included the results of both AquaSource and Pro Am, and the loss on the sale of Pro Am, described earlier.

Fourth Quarter Update

On Dec. 1, 2003, a settlement agreement was reached with the Internal Revenue Service regarding all structured lease transactions that had been under review. The tax liability associated with the settlement has been determined for the years 1994 through 1997. In addition, treatment of the structured lease transactions has been agreed to for all future years affected by the transactions. As a result of the confidential agreement, achieved through the IRS’ fast-track settlement program, Duquesne will make cash payments for the tax years 1994 through 2002 of approximately $84 million, net of the tax benefit associated with the interest due. The company has paid $48.6 million, and expects to pay the remaining amount during 2004.

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On Dec. 9, 2003, Duquesne Light filed a petition with the Pennsylvania Public Utility Commission (PUC) requesting approval of a plan that would supply a secure source of electricity for customers from 2005 through 2010. The current supply plan expires at the end of 2004. The proposal seeks approval of the following three elements:

•	Fixed-price generation service for residential and small business customers through 2010;

•	Market-based generation pricing for industrial and large commercial customers; and

•	Customer access to reliable, secure supply alternatives by joining the PJM regional transmission organization.

As determined by the pre-hearing conference held on Jan. 14 as part of the petition process, Duquesne Light expects to receive a decision from the PUC on July 8. This will allow the company time to communicate with customers and suppliers and to conduct the wholesale auction for large customers.

Liquidity and Balance Sheet

Total 2003 capital expenditures for continuing operations were $78 million, which includes $76.1 million for Duquesne Light Company and $1.9 million for other businesses. Fourth-quarter 2003 capital expenditures for continuing operations totaled $23.9 million, with $23.1 million at Duquesne Light Company and $0.8 million at unregulated subsidiaries. The company had a cash balance of approximately $33 million as of Dec. 31, 2003.

Duquesne Light continues to strengthen its balance sheet through the reduction of debt. On Dec. 30, an additional $100 million of its first-mortgage bonds were retired. During 2003, the company reduced debt by $215 million and increased shareholders’ equity by more than $120 million.

Earnings Outlook

The company confirms its 2004 earnings guidance of $80 million to $85 million from continuing operations.

A live Internet broadcast of the company’s management presentation to members of the financial community is scheduled for 11 a.m., EST, Friday, Jan. 30, and can be accessed at www.duquesnelight.com. A replay of the presentation will be made available on the company’s website through Feb. 13. Please refer to the company’s 10-K, which will be filed March 15, for additional details regarding 2003 results.

About the Company

Duquesne Light Holdings is an energy services holding company. Duquesne Light Company, its principal subsidiary, is a leader in the transmission and distribution of electric energy, offering technological innovation and superior customer service and reliability to more than half a million direct customers throughout southwestern Pennsylvania. Duquesne Light Holdings also includes several affiliate companies that complement its core electric-utility operations.

The foregoing contains forward-looking statements, the results of which may materially differ from those implied due to known and unknown risks and uncertainties, some of which are discussed below. Projected Duquesne Light Holdings cash flow, earnings, earnings growth, capitalization and dividends (as well as earnings per share and total shareholder return goals) will depend on the performance of Duquesne Light Holdings’ subsidiaries, and board policy. Demand for and pricing of electricity and landfill gas, changing market conditions and weather conditions could affect earnings levels. Duquesne Light’s earnings will

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be affected by the number of customers who choose to receive electric generation through POLR II, by final PUC approval of POLR III and by the continued performance of the generation supplier. POLR II customer retention will depend on market generation prices. The ultimate structure of POLR III will be subject to PUC review and approval, and may depend on the ability to contract with suitable generation suppliers and the terms negotiated with such suppliers. Any debt reduction or refinancing will depend on the availability of cash flows and appropriate replacement or refinancing vehicles. Purchase price adjustments related to the sale of AquaSource, and the resolution and disposition of the retained liabilities and indemnities, may affect earnings and cash flows. Tax credit reversals and IRS refunds will depend on the existence of capital gains in 2000. Customer energy demand, fuel costs and plant operations could affect DQE Energy Services’ earnings. The outcome of the shareholder litigation initiated against Duquesne Light Holdings may affect performance. The resolution of the Fresh Kills litigation could affect cash flows and earnings. Earnings with respect to synthetic fuel operations, landfill gas and affordable housing investments will depend, in part, on the continued viability of, and compliance with the requirements for, applicable federal tax credits. The credit ratings received from the rating agencies could affect the cost of borrowing, the access to capital markets and liquidity. Overall performance by Duquesne Light Holdings and its affiliates could be affected by economic, competitive, regulatory, governmental and technological factors affecting operations, markets, products, services and prices, as well as the factors discussed in Duquesne Light Holdings’ SEC filings made to date.

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STATEMENT OF INCOME

(All amounts in millions, except per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
(Unaudited)	2003	2002	2003	2002
Operating Revenues:
Retail sales of electricity	$188.9	$201.9	$780.8	$921.5
Other	31.8	30.3	122.0	104.5

Total Operating Revenues	220.7	232.2	902.8	1,026.0

Operating Expenses:
Purchased power	94.9	100.9	393.7	428.1
Other operating and maintenance	67.0	62.4	221.8	217.4
Impairment of long-lived assets	—	30.2	—	30.2
Restructuring charge	—	5.2	—	5.2
Depreciation and amortization	20.6	26.3	87.3	185.6
Taxes other than income taxes	8.9	11.8	49.1	63.8

Total Operating Expenses	191.4	236.8	751.9	930.3

Operating Income (Loss)	29.3	(4.6)	150.9	95.7

Other Income:
Investment income	3.2	5.5	35.4	36.6
Investment impairment	—	(22.9)	(1.0)	(33.7)

Total Other Income	3.2	(17.4)	34.4	2.9

Interest and Other Charges	18.0	19.6	74.4	83.5

Income (Loss) From Continuing Operations Before Income Taxes	14.5	(41.6)	110.9	15.1
Income Taxes	0.3	(19.4)	17.7	(11.6)

Income (Loss) From Continuing Operations	14.2	(22.2)	93.2	26.7
Income (Loss) from Discontinued Operations, Net of Tax	67.2	(25.4)	82.7	(127.6)

Income (Loss) before Cumulative Effect of Change in Accounting Principle	81.4	(47.6)	175.9	(100.9)
Cumulative Effect of Change in Accounting Principle (a)	—	—	—	(113.7)

Net Income (Loss)	81.4	(47.6)	175.9	(214.6)
Dividends on Preferred Stock	—	0.1	0.4	0.6

Earnings (Loss) Available for Common Stock	$81.4	$(47.7)	$175.5	$(215.2)

Average Number of Common Shares Outstanding	75.4	74.3	75.0	65.6

Earnings (Loss) Per Share of Common Stock	$1.08	$(0.64)	$2.34	$(3.28)

Dividends Declared Per Share of Common Stock	$0.25	$0.25	$1.00	$1.34

Actual Number of Common Shares Outstanding	75.4	74.3	75.4	74.3

(a)	Relates to the impairment of goodwill.

OPERATING STATISTICS

	Three Months Ended December 31,
(Unaudited)	2003	2002
MEGAWATT-HOUR SALES (in thousands):
Residential	916	931
Commercial	1,529	1,546
Industrial	811	794

RETAIL SALES OF ELECTRICITY	3,256	3,271

OPERATING REVENUES (in millions):
Retail Sales of Electricity:
Residential	$74.3	$77.3
Commercial	78.7	86.5
Industrial	32.8	35.5
EGS Transmission	3.1	2.6

Revenues from Retail Sales of Electricity	188.9	201.9
Other	31.8	30.3

TOTAL OPERATING REVENUES	$220.7	$232.2

	Twelve Months Ended December 31,
(Unaudited)	2003	2002
MEGAWATT-HOUR SALES (in thousands):
Residential	3,759	3,924
Commercial	6,415	6,528
Industrial	3,189	3,328

RETAIL SALES OF ELECTRICITY	13,363	13,780

OPERATING REVENUES (in millions):
Retail Sales of Electricity:
Residential	$302.6	$335.2
Commercial	334.9	410.5
Industrial	130.6	165.1
EGS Transmission	12.7	10.7

Revenues from Retail Sales of Electricity	780.8	921.5
Other	122.0	104.5

TOTAL OPERATING REVENUES	$902.8	$1,026.0